Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro 702.263.2505

MIKOHN GAMING ANNOUNCES REPOSITIONING WITH FOCUS ON TECHNOLOGY AND CONTENT

STRATEGICALLY REALIGNS INTERIOR SIGN DIVISION

CHANGES NAME TO PROGRESSIVE GAMING INTERNATIONAL CORPORATION

LAS VEGAS – December 5, 2004 – Mikohn Gaming Corporation (NASDAQ: MIKN), a leading provider of diversified products and services used in the gaming industry worldwide, announced today it will reposition its business to focus solely on technology and content.

Mikohn expects to realign its interior sign division through a private buy-out by the division’s employees effective in late March 2005, that will include transferring the Mikohn brand. Progressive Gaming expects to receive cash at the closing of the transaction. Roth Capital Partners has been retained as financial advisor on the transaction. Robert Parente, Executive Vice President of Sales and Marketing is also expected to serve on the Board of Directors of the new private, standalone entity that will maintain the Mikohn Gaming Corporation name. Margerhita Arvanites, currently Mikohn’s Vice President of Operations and Manufacturing and a former veteran of General Electric’s Aircraft Division, is expected to assume the post of Chief Executive Officer of the new private entity. James Cook, currently Mikohn’s Western Regional Vice President of Sales and a 12 year veteran in the gaming industry with deep relationships with gaming operators, would assume the post of President of the new entity.

The publicly traded entity will be renamed “Progressive Gaming International Corporation” (the Company) and will begin trading under a new ticker symbol “PGIC” on the NASDAQ National Market Quotation System effective in January 2005. The name change is the result of the transfer of the Mikohn brand to the employees as a part of the buy-out of the sign business and to better reflect the progressive focus on content and technology.

President and Chief Executive Officer Russ McMeekin of the Company stated: “The interior sign division has been an important part of our product offering over the years, we are transforming our business to be focused on content and technology. We will continue to own a minority stake in the new entity and maintain a commercial relationship to provide continuity to our customers. This is a golden opportunity for our employees who operate this division that have been loyal through the years to take full charge of the business and continue to deliver the best interior signage products in the industry. Both entities will serve the same customer base and this structure will provide for a more efficient sales and support process for the signage products.”

Approximately 150 employees are expected to transfer to the new private entity that would be headquartered in Las Vegas on Paradise Road, and will maintain its flagship manufacturing operation in Hurricane, Utah.

Chief Financial Officer Michael A. Sicuro of the Company stated: “We believe the realignment and monetization of the interior sign business combined with the ability to repurchase debt later in 2005 and other potential corporate development initiatives we expect to complete over the course of the next 6 -12 months will allow us to intensify our focus on higher margin, recurring revenues. We believe these opportunities, taken as a whole, should have no material impact to recurring EBITDA, earnings per share or free cash flow in fiscal 2005. We expect to provide revised revenue estimates for fiscal 2005 when the realignment transaction for the sign business is completed in late March 2005. This transaction should result in a nonrecurring gain in the first quarter of 2005. We expect to have the formality of the name change ratified at the next meeting of our shareholders.”

Free cash flow is defined as the net change in cash and cash equivalents at the beginning of a reporting period as compared to the cash and cash equivalents at the end of that same reporting period. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. GAAP is defined as generally accepted accounting principles as applied in the United States.

About Progressive Gaming International: Progressive Gaming International is a leading supplier of innovative and diversified products and services used in the gaming industry worldwide. The Company develops and distributes an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The Company is also a market leader in exciting progressive jackpot technology for casinos worldwide. There is a Progressive Gaming International product in virtually every casino in the world. For further information, visit www.progressivegaming.net or www.mikohn.com.

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Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding expectations for the adoption of a new ticker symbol on the NASDAQ National Market, formally changing the Company’s corporate name, the anticipated realignment of the Company’s interior sign division and the expected cash proceeds and impact on ongoing operational results from that transaction. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that the Company’s ticker symbol may not be changed as expected, the risk that the Company’s stockholders may not approve the formal change of the Company’s corporate name, risks related to the realignment of the Company’s interior sign division, including the risk that the transaction may not be completed by March 2005, or at all, the risk that the impact on the Company’s ongoing operational results from the transaction will be more adverse to the Company than anticipated and the risk that the cash proceeds from the transaction may be less than expected, risks related to delay in the introduction of new products, rights licensed from content providers, the Company’s ability to enforce its intellectual property rights, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.